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                                                                    EXHIBIT 21.1

LIST OF SUBSIDIARIES

             Entity                                       Legal Status
Coastal Federal Mortgage Company (1)                 New Jersey corporation
Iqualify, Inc.                                       California corporation
Mical Mortgage, Inc.                                 California corporation
Monument Mortgage, Inc (2)                           California corporation
Property Transaction Network                         California corporation

(1) Also did business as CFM Mortgage Company and Freeway Funding.
(2) Also does business as FiNet.com, FiNet.com, Inc., Finet Direct, and
    Interloan,